As filed with the Securities and Exchange Commission on August 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Ohio	31-1274091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
441 Vine Street
1200 Carew Tower
Cincinnati, Ohio 45202
(513) 763-1414
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kendle International Inc.  Nonqualified Deferred Compensation Plan
(Full Title of the Plan)

Stacey M. Heiser, Esq.	Copies of all communications to:
Associate General Counsel	F. Mark Reuter, Esq.
441 Vine Street	Keating Muething & Klekamp PLL
1200 Carew Tower	One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202	Cincinnati, Ohio 45202
(513) 345-1532	Telephone: (513) 579-6469
(Name, address, including zip code, and telephone numbers, including area code, of agent for service)	Facsimile: (513) 579-6457

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$3,000,000	100%	$3,000,000	$118.00

(1)
The “Deferred Compensation Obligations” are unsecured general obligations of Kendle International Inc. (the “Registrant”) (i) to pay deferred cash compensation or (ii) to settle deferred stock units in common stock of the Company, both in accordance with the terms of the Company’s Nonqualified Deferred Compensation Plan (the “Plan”). The common stock used to settle Deferred Compensation Obligations payable in common stock is issued under the Registrant’s 2007 Stock Incentive Plan, which common stock is covered by Registration Statement No. 333-145357.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by Registrant with the SEC are incorporated herein by reference and made a part hereof:

(a)           Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008 (File No. 000-23019), which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed; the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 12, 2008 (File No. 000-23019), and for the quarterly period ended June 30, 2008 filed with the SEC on August 11, 2008 (File No. 000-23019); and current reports on Form 8-K filed on March 28, 2008, April 15, 2008, and May 20, 2008 (in each case excluding the portions deemed “furnished” and not “filed” with the SEC).

(b)           All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c)           The description of the common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on August 22, 1997 and September 7,1999, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

      Under the Plan, the Company will provide eligible employees of the Company and its participating affiliates with the opportunity to elect to defer a specified percentage of their future annual base salary, commissions, bonus and stock units. The Company may, in its sole discretion, credit additional contributions on behalf of certain participants. The Deferred Compensation Obligations to be offered pursuant to the Plan consist of the unsecured contractual commitment of the Company and its participating affiliates to deliver at a future date any of the following: (i) deferred cash compensation or common stock in settlement of deferred stock units, (ii) Company contribution credits and (iii) hypothetical investment earnings on the foregoing. The Deferred Compensation Obligations are payable in cash, with the exception of deferrals of stock units and related earnings, which shall be payable in common shares (with any fractional shares paid in cash) issued under the Company’s 2007 Stock Incentive Plan (Registration No. 333-145357).  The Deferred Compensation Obligations are payable at certain future dates specified by participants in accordance with the Plan or upon the occurrence of certain events, such as death, other termination of employment or as otherwise contemplated in the Plan. The Deferred Compensation Obligations generally are payable in a lump sum or in installments, as elected by a participant in accordance with the Plan, and are subject to applicable tax withholdings. The Deferred Compensation Obligations are not transferable except at death. The Company may amend, terminate or freeze the Plan, in whole or in part except that no such action may reduce the amounts credited to a participant’s account whether in cash or stock units or change the payment terms, unless required to comply with applicable laws. Up to $3,000,000 of Deferred Compensation Obligations are being registered under this Registration Statement to be offered pursuant to the Plan.

Item 5.  Interests of Named Experts and Counsel.

      Keating Muething & Klekamp PLL has provided a legal opinion with respect to the Deferred Compensation Obligations issuable under the Plan registered hereunder.  Members of the firm hold shares of common stock of the Company.

Item 6.  Indemnification of Directors and Officers.

      Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful.  Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Registrant unless deemed otherwise by the court.  Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.  The Registrant’s Amended and Restated Code of Regulations extends such indemnification, and the Registrant has also entered into indemnification agreements with individual directors.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      See Index to Exhibits following the signature page.

Item 9.  Undertakings.

      (a)           The undersigned Registrant hereby undertakes:

      (1)           To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

    (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 18, 2008.

KENDLE INTERNATIONAL INC. (Registrant)

By:	/s/Candace Kendle
Name:	Candace Kendle, PharmD
Title:	Chairman, CEO and Principal Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Candace Kendle and Karl Brenkert III, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Candace Kendle	Chairman of the Board of Directors, Chief Executive Officer and Principal Executive Officer	August 18, 2008
Candace Kendle, PharmD	(Principal Executive Officer)
/s/Christopher Bergen	President, Chief Operating Officer and Director	August 18, 2008
Christopher Bergen
/s/Karl Brenkert III	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer	August 18, 2008
Karl Brenkert III	(Principal Financial Officer and Controller/Principal Accounting Officer)
/s/G. Steven Geis	Director	August 18, 2008
G. Steven Geis, Ph.D., M.D.
	Director	August 18, 2008
Donald C. Harrison, M.D.
/s/Timothy E. Johnson	Director	August 18, 2008
Timothy E. Johnson, Ph.D.
/s/Frederick A. Russ, Ph.D.	Director	August 18, 2008
Frederick A. Russ, Ph.D.
/s/Robert R. Buck	Director	August 18, 2008
Robert R. Buck

EXHIBIT INDEX

Exhibit No.	Exhibits
(4) Instruments Defining the Rights of Security Holders, Including Indentures
4.1	Kendle International Inc. Nonqualified Deferred Compensation Plan (filed with Form 8-K, dated May 15, 2008, File No. 000-23019, as Exhibit 99.2).

(5) Opinion Re Legality
5.1	Opinion of Keating Muething & Klekamp PLL*

(23) Consents of Experts and Counsel
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Kendle International Inc.*

(24) Powers of Attorney
24.1	Powers of Attorney (contained on signature page)*

 *      Indicates Exhibit is filed herewith